Mail Stop 3561
                                                              October 2, 2018


    Wyatt Hartley
    Chief Financial Officer
    Brookfield Renewable Partners LP
    73 Front Street, 5th floor
    Hamilton HM 12 Bermuda

            Re:   Brookfield Renewable Partners LP
                  Form 20-F for the Fiscal Year Ended December 31, 2017 Filed March 1, 2018
                  File No. 1-35530

    Dear Mr. Hartley:

           We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                              Sincerely,

                                                              /s/ William H.
Thompson

                                                              William H.
Thompson
                                                              Accounting Branch
Chief
                                                              Office of
Consumer Products